Exhibit 99.1

Press Release

I-many Reports Second Quarter 2007 Financial Results

EDISON, N.J., July 31, 2007 – I-many, Inc. (NASDAQ:IMNY), the leading provider of advanced Contract Lifecycle Management (CLM) solutions for managing corporate commitments, reported financial results for the second quarter ended June 30, 2007.

Q2 2007 Financial Highlights

•	Net revenues increased for fourth consecutive quarter to $10 million, up 20% sequentially and up 45% year over year.

•	Recurring revenues from subscriptions increased 90% over Q2 2006 to record $1.1 million.

•	Deferred revenue and unamortized software subscriptions reached record $33 million, up 30% vs. Q2 2006.

Financial Results for Q2 2007

On a generally accepted accounting principles (GAAP) basis, net revenues totaled $10 million, an increase of 20% from $8.4 million reported in the prior quarter, and an increase of 45% from $6.9 million reported the same period a year ago. Net loss was $(0.06) per share, which was an improvement from a net loss of $(0.09) per share in both the previous quarter and same period a year ago.

Net revenues and loss exclude the portion of the gross value of license and service contracts booked during the quarter which the company cannot recognize until future periods, such as a portion of those related to multi-year software subscriptions. For additional analysis of the company’s performance, see the discussion of non-GAAP financial results, below.

Starting Q1 2007, the company began reporting net revenue divided among three new categories: Recurring revenue, which comprises revenue from software subscriptions, maintenance, support, and hosting; Services revenue, which comprises revenue from professional services; and License revenue, which represents one-time perpetual license fees from product sales. Management expects this will provide better transparency, particularly into the growth of I-many’s expanding stream of recurring revenues.

Recurring revenue for the quarter totaled $4.8 million, an increase of 7% from $4.4 million in the prior quarter and an increase of 23% from $3.9 million reported in the same quarter a year ago.

Services revenue totaled $3.2 million, an increase of 6% from $3.0 million reported in the prior quarter and an increase of 5% from $3.0 million reported in the same period a year ago.

License revenue totaled $2.1 million, an increase of 123% from the prior quarter of $940,000 and an increase from $16,000 reported in the same period a year ago.

Research and development expense remained at elevated levels as planned for the first half of the year, totaling $4.1 million in the second quarter. This was a decrease of 5% from $4.3 million spent in the previous quarter and up 29% from $3.2 million in the same period a year ago.

Quarter-end cash, restricted cash and short-term investments totaled $14.2 million, as compared to $15.7 million at the previous quarter end and $15.8 million a year ago.

Non-GAAP Financial Results

Management believes certain non-GAAP financial results may present a useful picture of the company’s progress as it continues to change its licensing mix to include software subscriptions. (See “Use of Non-GAAP Financial Information,” below.) These non-GAAP results includes the gross value of license contracts signed, which the company calls “bookings” and which totaled $5.2 million in the second quarter of 2007. This represents an increase of 44% from $3.6 million signed in the prior quarter and an increase of 13% from $4.6 million signed in the second quarter of 2006.

These new contracts increased the amount of unamortized software subscriptions to be recognized over the next five years to a record $18.2 million, up 16% from $15.7 million at the end of the prior quarter and an increase of 41% from $12.9 million at end of the second quarter of 2006. (The company defines “unamortized software subscriptions” as the remaining portion of non-cancellable subscription contracts that have been signed but not yet recognized into revenue.)

The combined amount of deferred revenue and unamortized software subscriptions reached a record $33 million at the end of the quarter, an increase of 3% from $32 million in the prior quarter and up 30% from $26 million at the end of the second quarter 2006.

Reflecting the increasing contribution of subscription revenue, the amount of recurring revenue generated from subscription contracts signed in prior periods and recorded in the second quarter of 2007 reached a record $1.1 million, an increase of 15% from $944,000 recorded in the previous quarter and up 90% from $569,000 recorded in the second quarter of 2006.

Other Q2 2007 Highlights

Significant events in the second quarter of 2007 included:

•

Eight new license transactions exceeding $50,000 in gross value were signed during the quarter, as compared to seven in the previous quarter and five in the same period a year ago. These new transactions averaged approximately $449,000 in expected lifetime value, as compared to $402,000 in the previous quarter and $570,000 in the same period a year ago. Half of the new transactions were subscriptions. The one new enterprise customer was in the company’s Life Sciences market segment.

•

The new I-many Contract Management Suite for Life Sciences™ was introduced at a major customer event in Philadelphia that was attended by more than 40 leading pharmaceutical companies, including 11 of the top 12. Built on I-many’s leading edge services-oriented architecture (SOA), the new I-many Contract Management Suite for Life Sciences spans the entire contract management continuum, from the core functions of contract authoring and compliance to sophisticated analytics and business intelligence, and all in a single, integrated platform.

•	I-many completed two installations of its next-generation I-many Contract Manager™ during the quarter. This allowed the company to begin recognizing previously deferred revenue as planned.

•

One of the world’s largest pharmaceutical companies with $50 billion in annual revenues extended its more than a decade-long year relationship with I-many for another five years by licensing the I-many Contract Management Suite for Life Sciences. It plans to use this software to manage its extensive corporate contracts, as well as revenue and pricing agreements. The initial implementation will include the new generation of I-many CARS solutions for processing managed care and chargeback claims.

•

A major pharmaceutical and medical device company, with more than $38 billion in annual revenues and member of the Fortune Global 200, selected I-many’s recently introduced I-many CARS® NG solution, an industry leading system for managing rebate contracts and chargebacks for the life sciences industry and a key module in the I-many Contract

Management Suite for Life Sciences. This important new customer joins the ranks of 20 other I-many customers that have embraced the new I-many Contract Management Suite for Life Sciences.

•

An international biopharmaceutical Fortune 1000 company with more than 3,000 employees and $1.8 billion in annual revenue extended its three year-relationship with I-many by signing a five-year subscription agreement to the next generation version of I-many Medicaid™.

•

A world leader in monoclonal antibody production and technology, and a wholly owned subsidiary of a Fortune 50 provider of healthcare product and services company, extended its multi-year relationship with I-many by signing a five-year subscription agreement to the next generation version of I-many CARS.

•

In preparation for the 2007 roll-out of new applications built on I-many’s next generation software platform, I-many filled the remaining key positions in its executive management team with the appointment of Lawrence Lindsey as executive vice president of product operations. As a former senior product development leader at Nsite, Symantec, and Oracle, Lindsey brings to I-many over 17 years of senior management and enterprise software development experience, with extensive experience in CRM, bid-quote, healthcare and other enterprise applications.

“The launch of I-many Contract Management Suite for Life Sciences was not only a major highlight for the quarter,” said John A. Rade, I-many’s chairman, president and CEO, “it was also one of the greatest events in our company’s history. The release of this product was a culmination of nearly two years and more than $35 million in research and development, and propels I-many far head of the competition. Within the same quarter we also delivered this new product to some of the world’s largest pharmaceutical companies. So now, after peaking in the prior quarter, our R&D expense ticked down this quarter, indicating the beginning of a trend toward lower R&D expense and reflecting the completion of several major projects and installations. We anticipate the most substantial R&D reduction will appear in the fourth quarter as we bring it closer to industry norms and we have updated our guidance accordingly.”

Continued Rade, “While our R&D expenses are lowering, our sales force has now been set loose to drive revenues higher with a long-anticipated new product that is designed to fulfill a promise of more efficient development, higher margins and greater recurring revenues for I-many and, for our customers, faster ROI, more powerful capabilities and the assurance they are enjoying the best and most comprehensive solution for contract management and compliance in the industry.

“We also see a more favorable climate emerging for the industry at large,” added Rade, “like the movement within the U.S. Congress seeking Medicare Part D reform, which we expect can only create more demand for our compliance solutions. These positive factors, plus the continued ramp up in our sales efforts and further realization of our deferred revenue stream, keep us on course to reaching our goals for 2007.”

Conference Call

I-many will host a conference call to discuss these first quarter results today at 4:30 p.m. Eastern Time. A brief presentation by management will be followed by a question and answer period. The dial-in number for the conference call is 1-888-694-4728 or 1-973-582-2745, passcode #9021017. A web simulcast of the call can be accessed via I-many’s web site at www.imany.com.

A replay of the call will be available after 7:30 p.m. today and until August 31, 2007, and can be accessed by dialing 1-877-519-4471 or 1-973-341-3080, conference ID #9021017. A replay of the webcast will also be available at www.imany.com.

Use of Non-GAAP Financial Information

The company supplements its GAAP financial statements in this release and in its annual report on Form 10-K with a reconciliation of the non-GAAP gross value of license transactions to its reported GAAP license revenues. This non-GAAP financial information is provided as additional information for investors and is not in accordance with or an alternative to GAAP. Following the balance sheet and income statement, management has included a table that shows the results for the second quarter 2007 compared to the comparable periods in 2006 for new license transactions including subscription contracts, the recognition into reportable license revenue of deferred non-subscription license transactions, and the reconciliation of those numbers to total license revenue according to GAAP. Management believes its inclusion can enhance an overall understanding of the company’s past operational performance and also its prospects for the future. This reconciliation of license revenues is made with the intent of providing both management and investors a more complete understanding of the revenue performance of the company, as opposed to GAAP revenue results, which do not include the impact of newly-executed subscription agreements and other deferred revenue arrangements that are material to the ongoing performance of the company’s business. This information quantifies the various components comprising current license revenue, which in each quarter consists of revenues from licenses sold in current periods plus revenues deferred from prior periods, less revenue deferred from licenses sold in current periods. Management uses this information as a basis for planning and forecasting core business activity in future periods and believes it is useful in understanding our results of operations. The presentation of this additional revenue information is not meant to be considered in isolation or as a substitute for revenues reported in accordance with generally accepted accounting principles in the United States.

About I-many

I-many (NASDAQ:IMNY) is the leading provider of advanced Contract Lifecycle Management solutions for managing corporate commitments. Designed to extend beyond the traditional contract management capabilities, I-many ContractSphere® offers an end-to-end solution, from pre-contract processes and contract management to transaction compliance. Ultimately, this provides companies with the visibility and control needed to manage any type of commitment—from contracts and obligations to payments and collections. The result is increased revenue, minimized risk and dramatically reduced operating costs, which deliver improved profitability with hard return on investment. More than 280 customers across 21 industries worldwide have implemented and realized the value of I-many business solutions. For more information, please visit www.imany.com.

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include the risk of unforeseen technical or practical impediments to planned software development, which could affect the company’s product release timetable; the risk that the ratio of subscription license sales to perpetual license sales could be higher than anticipated, possibly leading to lower GAAP revenue in current periods and less cash than predicted in the near term; the risk of lower demand for the company’s new products than management anticipates; the inherent risks of large software implementation projects, which can cause customer disagreements that could affect I-many’s ability to collect both services and license revenue, whether recognized or deferred; the possibility that customers could cancel maintenance and support services at the time of annual renewal, which could decrease I-many’s base of recurring revenue; the possibility that extraordinary events outside the company’s control could extend the length of the sales cycle for the company’s products or make the market for the company’s products more unpredictable; the risk that the company will not be successful in opening new markets for its products; and other risk factors set forth from time to time in the company’s filings with the Securities and Exchange Commission.

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net Revenues:
Recurring	$4,756	$3,876	$9,181	$7,656
Services	3,164	3,003	6,152	5,752
License	2,095	16	3,035	1,105

Total net revenues	10,015	6,895	18,368	14,513

Operating expenses:
Cost of recurring revenue	1,723	1,621	3,374	3,068
Cost of services revenue	2,964	2,473	5,920	4,843
Cost of third-party technology	78	40	154	117
Amortization of acquired intangible assets	47	47	93	390
Sales and marketing	2,562	2,580	4,877	4,653
Research and development	4,088	3,163	8,392	6,141
General and administrative	1,677	1,364	3,129	2,677
Depreciation	217	190	405	361
Restructuring and other charges	19	36	81	44

Total operating expenses	13,375	11,514	26,425	22,294

Loss from operations	(3,360)	(4,619)	(8,057)	(7,781)

Other income, net	146	142	321	274

Net loss	$(3,214)	$(4,477)	$(7,736)	$(7,507)

Basic and diluted net loss per common share	$(0.06)	$(0.09)	$(0.15)	$(0.16)

Weighted average shares outstanding	51,644	47,152	51,555	46,915

I-MANY, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$13,694	$17,232
Restricted cash	80	80
Accounts receivable	4,993	8,120
Other current assets	961	766

Total current assets	19,728	26,198

Property and equipment, net	1,472	1,341
Restricted cash	433	427
Other assets	123	121
Acquired intangible assets, net	139	231
Goodwill	8,667	8,667

Total assets	$30,562	$36,985

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$8,248	$7,224
Current portion of deferred revenue	14,380	15,773
Current portion of capital lease obligations	240	154

Total current liabilities	22,868	23,151

Deferred revenue, net of current portion	1,455	1,256
Other long-term liabilities	1,142	1,124

Stockholders’ equity	5,097	11,454

Total liabilities and stockholders’ equity	$30,562	$36,985

Reconciliation of Gross Value of License Bookings to Reportable Product Revenue

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	(AMOUNTS IN THOUSANDS)
Gross value of license contracts sold:
Health and Life Sciences	$5,200	$3,772	$8,496	$7,229
Industry Solutions	4	848	310	1,394

	5,204	4,620	8,806	8,623
Add license revenue recorded in current quarter from contracts sold in prior periods:
Health and Life Sciences	850	0	850	0
Industry Solutions	110	0	110	0

	960	0	960	0
Less value of license contracts sold in current quarter and deferred to future periods:
Health and Life Sciences	4,069	3,772	6,505	6,154
Industry Solutions	0	832	226	1,364

	4,069	4,604	6,731	7,518
License revenue recorded:
Health and Life Sciences	1,981	0	2,841	1,075
Industry Solutions	114	16	194	30

	$2,095	$16	$3,035	$1,105

Note: Consistent with the company’s reclassification of subscription revenues, which are now included in Recurring revenue, subscription revenues are no longer included in the amounts in the line item titled, “Add license revenue recorded in current quarter from contracts sold in prior periods.” The results have been updated with this reclassification for both the current and comparable periods. This line item will still include fees from perpetual license sales which had not been fully recognized as revenue at the time of the sale.

Company Contacts

I-many, Inc.

Kevin Harris, CFO

732-452-1515

kharris@Imany.com

or

Investor Relations:

Liolios Group, Inc. 949-574-3860

Ron Both, ron@liolios.com

Geoffrey Plank, geoffrey@liolios.com

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